UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reportedly): December 8, 2010
OCEAN BIO-CHEM, INC.
(Exact name of registrant as specified in charter)

Florida	0-11102	59-1564329
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4041 S.W. 47 Avenue, Fort Lauderdale, Florida 33314
(Address of principal executive office     Zip Code)

(954) 587-6280
Registrant’s telephone number, including area code:

Not Applicable
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 – OTHER EVENTS

     On December 2, 2010, Ocean Bio-Chem, Inc. (the "Company") reached an agreement to redeem a warrant to purchase 500,000 shares of its common stock (“Warrant”) from its President and CEO Peter G. Dornau (the “President”).

     In conjunction with the extension of a subordinated revolving credit facility to the Company by the President on December 6, 2005, the Company issued to the President a warrant to purchase 500,000 shares of common stock, par value one cent (.01) per share, of the Company at an exercise price of $0.836 per share, representing the closing price of the Company’s common stock on the Nasdaq Exchange on December 5, 2005 plus ten percent (10%).

          The President gave notice of his intent to exercise the Warrant on November 30, 2010.    The Board of Directors of the Company (“Board”) proposed an alternative to the President that the Board deemed to be more beneficial to the Company, and have been negotiating with the President.

      The Board determined that to redeem the Warrant would be beneficial to the shareholders, primarily because of its anti-dilutive effect.

The independent Audit Committee of the Board approved the redemption of the Warrant on December 2, 2010 for the difference between the Warrant exercise price and the closing price for the shares on December 6, 2010.

                       On December 2, 2010, the full Board, with the President abstaining, authorized the redemption of the Warrant for a total redemption price of $471,950, which price represents the difference between the exercise price of the Warrant and the closing price of the common stock on December 6, 2010.  The closing of  the redemption will occur as soon as practicable.

Date: December 8, 2010                                                                                   Ocean Bio-Chem, Inc.

By: /s/ Jeffrey S. Barocas
Name: Jeffrey S. Barocas
Title: Chief Financial Officer